EXHIBIT 11.1

                              SUNPHARM CORPORATION
               CALCULATION OF WEIGHTED AVERAGE SHARES OUTSTANDING
                             AND NET LOSS PER SHARE



             For three months ended March 31, 1999:
                                                       DAYS
                        TOTAL SHARES                OUTSTANDING
                        -------------             ---------------
                            6,621,395      x                   46       =     304,584,170
                            6,731,395      x                   43       =     289,449,985
                            6,914,728      x                    1       =       6,914,728
                                                  ---------------             -----------
                                                               90             600,948,883


                  Weighted Average Shares =           600,948,883 / 90 =        6,677,210
                  Net Loss Per Share =             $     (969,162)/ 6,677,210= $    (0.15)




             For three months ended March 31,1998:
                                                       DAYS
                        TOTAL SHARES                OUTSTANDING
                        -------------             --------------
                            5,737,828      x                    8       =      45,902,624
                            5,745,618      x                   56       =     321,754,608
                            5,748,618      x                   15       =      86,229,270
                            5,758,901      x                   11       =      63,347,911
                                                  ---------------             -----------
                                                               90             517,234,413


                  Weighted Average Shares =           517,234,413 / 90 =        5,747,049
                  Net Loss Per Share =             $   (1,039,126)/ 5,747,049= $    (0.18)
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